UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

December 23, 2008

FLO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-52851	20-8651669
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

14000 Thunderbolt Place, Building R

Chantilly, Virginia 20151

(Address of principal executive offices)

(724) 925-8383

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “FLO” refer to FLO Corporation, a Delaware corporation.

Item 1.01.	Entry into a Material Definitive Agreement.

On December 23, 2008, we completed a closing of a private placement to accredited investors of Series A and Series B 15% original issue discount senior secured debentures, due on the earlier of March 31, 2009 or the date of our sale of any of our assets. The Series A debentures we issued in connection with the closing were for an aggregate amount of approximately $152,280.00 in principal. The Series B debentures we issued in connection with the closing were in exchange for 25% of the principal and accrued but unpaid interest payable under certain of our outstanding 12% Senior Convertible Promissory Notes, for an aggregate amount of approximately $1,952,835.14. Each Series B debenture has a principal amount equal to 25% of the outstanding principal plus accrued but unpaid interest on the exchange of the 12% Senior Convertible Promissory Note, multiplied by 1.1765.

Under the terms of the debenture purchase agreement, we may conduct up to two additional closings of the Series A and Series B debentures. The optional second closing may be for an aggregate subscription amount of up to $5,429,729.61, and the final closing may be for an aggregate subscription amount of up to $5,429,729.61, less the aggregate subscription amount of any optional second closing. The final closing is required to take place on or before March 23, 2009. We must receive at least one executed letter of intent with respect to the sale of certain of our assets on or prior to the final closing.

Interest on the Series A and Series B debentures is payable in cash on the maturity date. Upon an event of default, we have agreed to pay to the holder, in cash on demand, interest at 18% per annum on the outstanding principal balance from the date of such event of default until it is cured. In addition, upon the occurrence of certain events of default, the holder of a Series A or Series B debenture may declare due and payable 120% of the unpaid principal balance and 100% all accrued and unpaid interest. The Series A and Series B debentures contain standard events of default and remedies, and do not permit us to prepay the principal and interest amounts due thereunder unless we have obtained the consent of the holder.

In connection with the closing, we entered into a security agreement with the purchasers of the Series A and Series B debentures pursuant to which we agreed to secure the full amounts due under the Series A and Series B debentures with our assets. We also entered into a subordination agreement with certain of the holders of our 12% notes that did not purchase Series A and Series B debentures pursuant to which such holders agreed that all amounts due under the 12% notes will be subordinated to the Series A and Series B debentures.

The foregoing description of the financing and related documents does not purport to be complete and is qualified in its entirety by reference to the complete copies of the form of Series A / Series B debenture, the debenture purchase agreement, the security agreement and the subordination agreement, which are attached hereto as Exhibits 4.1, 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Under the terms of the 12% notes, it is considered an event of default if we default in the performance or observance of any material covenant, condition or agreement contained in the note and warrant purchase agreement pursuant to which we issued the 12% notes and such default is not fully cured within five business days after a holder of the 12% notes delivers written notice to us of the occurrence of such event. If an event of default shall have occurred and shall be continuing under the 12% notes, a holder may at any time at its option, among other remedies, declare the entire unpaid principal balance of the 12% note held by such holder, together with all interest accrued thereon, due and payable, and thereupon, such 12% note shall be accelerated and become due and payable.

Under the terms of the note and warrant purchase agreement, we covenanted to timely file all reports required to be filed with the SEC pursuant to the Exchange Act of 1934. We have not yet filed with the SEC our quarterly report on Form 10-Q for the quarter ended September 30, 2008, which filing was required to be filed with the SEC on or before November 14, 2008 in order to be considered timely.

We have not received written notice from any holder of 12% notes with respect to the occurrence of any event which may be an event of default under the 12% notes. Nonetheless, under the terms of the debenture purchase agreement, we acknowledged that, as of December 23, 2008, an event of default existed and was continuing under the 12% notes by virtue of our failure to file our quarterly report on Form 10-Q for the quarter ended September 30, 2008. In connection with the execution of the debenture purchase agreement, each purchaser of the Series A / Series B debentures waived such event of default with respect to such purchaser’s 12% notes.

Item 8.01.	Other Events.

Historically, we have been a service provider for the Registered Traveler program, which has been supported and overseen by the U.S. Transportation Security Administration, or TSA. The Registered Traveler program was designed to identify air passengers who pose a minimal security risk and then to provide those passengers with access to faster processing at airport security checkpoints. We designed our Registered Traveler solution to provide Registered Traveler program enrollment services using enrollment stations, credentialing of registered travelers through the issuance of a proprietary smart card, and registered traveler authentication services at security checkpoints using authentication kiosks.

However, as we previously disclosed, in July 2008 the TSA announced that Registered Traveler programs are no longer limited to the initial 20 airports in which the program previously operated and that, while the TSA would continue to set security standards for the Registered Traveler program and to oversee airlines and airports to ensure compliance with those standards, the TSA would no longer set other standards for registered traveler applicants or conduct security threat assessments of them. In addition, beginning in July 2009, service providers will no longer be required to accept all valid Registered Traveler cards at all locations, but only to verify and recognize revocation of each other’s cards. The TSA will no longer require service providers to guarantee interoperability, and the private sector must determine how to address the acceptance of Registered Traveler cards, including the possibility of transfer fees. In light of these and other developments related to the travel industry, the general economic downturn and other expedited security lane programs, the Registered Traveler program may not be accepted by consumers and businesses as a viable retail offering.

We have expected our principal source of revenue to consist of a portion of the annual fees individual travelers enrolling with us will pay to participate in the Registered Traveler program. However, the revenues generated from our Registered Traveler business to date have not been material, and, consequently, we have incurred net losses and negative cash flows since inception. We may never be able to generate adequate revenues from our Registered Traveler business to cover our operating expenses or achieve profitability.

As a result, we have been working to expand our smart card technology and solutions into other markets to provide preferred access for members, including travel and non-travel markets such as venues and events where access for participants can be expedited. For example, in July 2008 we announced the rollout of additional membership benefits that include discounts on travel, services and retail purchases for our members. We also announced agreements with the Washington Redskins and Baltimore Ravens football teams under which we agreed to provide access to faster entrance to the teams’ respective stadiums through specially marked and dedicated stadium gates.

Investing in our common stock involves a high degree of risk. You should carefully consider the risk factors attached hereto as Exhibit 99.1, which are incorporated herein by reference and which are intended to update and supersede the risk factors set forth in our annual report on Form 10-K for the year ended December 31, 2007, as modified by the disclosure in our quarterly reports on Form 10-Q for the quarters ended March 31, 2008, and June 30, 2008. Any of the risk factors described in Exhibit 99.1 could cause our actual results to vary materially from anticipated results or from those expressed in any forward-looking statements made by us in any reports we file with the SEC, press releases or other statements we issue from time to time. In addition, any of the risk factors described in Exhibit 99.1 could cause our business, financial condition or results of operations to be materially and adversely affected, and we may be required to reduce the scope of, or cease, our operations.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Form of Series A / Series B 15% Original Issue Discount Senior Secured Debenture

10.1	Debenture Purchase Agreement, dated December 23, 2008

10.2	Security Agreement, dated December 23, 2008

10.3	Subordination Agreement, dated December 23, 2008

99.1	Risk Factors, dated as of December 23, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLO CORPORATION

Dated: December 24, 2008	By:	/s/ William M. Lutz
William M. Lutz
President and Chief Financial Officer